Exhibit 99.2
Item 7.   Management's Discussion and Analysis of Financial Condition and Results of Operations
Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to Financial Statements. This Item has not been updated for any other changes since the filing of the 2013 Annual Report on Form 10-K (the "10-K”). For significant developments since the filing of the 10-K, refer to LIN Media LLC's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, Current Reports on Form 8-K and any other subsequent filings with the Securities Exchange Commission.
Executive Summary
We own, operate or service 43 television stations and seven digital channels in 23 U.S. markets, with multiple network affiliated channels in 18 markets. Our growing digital media portfolio helps agencies and brands effectively and efficiently reach their target audiences at scale by utilizing our comScore, Inc. rated Top 15 Video market share and the latest in conversational marketing, video, display, mobile, social intelligence and monetization, as well as reporting across all screens. Our operating revenues are primarily derived from the sale of advertising time to local, national and political advertisers. Less significant revenues are generated from our television station websites, retransmission consent fees, interactive revenues and other revenues. We recorded net income (loss) of $156.6 million, $(7.6) million and $48.8 million for the years ended December 31, 2013, 2012, and 2011, respectively.
Our operating highlights for 2013 include the following:

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Net revenues increased $98.9 million, or 18%, compared to 2012 primarily as a result of a $111.3 million, or 35%, increase in local revenues, which include net local advertising sales, retransmission consent fees and television station website revenues, as well as an increase of $35 million, or 85%, in interactive revenues, which include revenues from LIN Digital, Nami Media, HYFN, and Dedicated Media. Also contributing to the increase in net revenues was an increase in net national revenues of $23.6 million, or 22%. Excluding the impact of the television stations acquired in 2012 and the 2013 acquisitions of majority interests in HYFN and Dedicated Media, net revenues decreased approximately $31.8 million, or 6%, primarily the result of a decrease in political advertising revenues.

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On February 12, 2013, we entered into and closed the JV Sale Transaction whereby in exchange for LIN Television causing a $100 million capital contribution to be made to SVH (which was used to prepay a portion of the GECC Note), LIN Texas sold its interest in SVH, a joint venture with NBC, and LIN TV was released from the GECC Guarantee and any further obligations related to the shortfall funding agreements. The $100 million capital contribution was financed by a combination of cash on hand, borrowings under LIN Television's revolving credit facility, and a new $60 million incremental term facility under LIN Television's existing senior secured credit facility. The JV Sale Transaction resulted in a $100 million charge recognized in the fourth quarter of 2012 to accrue for our obligations related to the JV Sale Transaction, and the recognition of taxable gains from the JV Sale Transaction resulting in a $162.8 million short-term deferred federal and state tax liability. For further information, see Item 1. "Business—Joint Venture Sale Transaction," Note 1—"Basis of Presentation and Summary of Significant Accounting Policies," and Note 13—"Commitments and Contingencies" to our consolidated financial statements.

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On July 30, 2013, we completed the merger of LIN TV with and into LIN LLC, with LIN LLC continuing as the surviving entity. As a result of the Merger, we realized a capital loss in the amount of approximately $343 million. The capital loss realized and existing net operating losses were used to offset a portion of the capital gain recognized in the JV Sale Transaction and we realized cash savings of $131.5 million, resulting in a remaining tax liability of $31.3 million associated with the JV Sale Transaction. We made state and federal tax payments to settle this tax liability during the fourth quarter of 2013. For further information, see Item 1. "Business—Joint Venture Sale Transaction," Note 1—"Basis of Presentation and Summary of Significant Accounting Policies," and Note 13—"Commitments and Contingencies" to our consolidated financial statements.

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On April 4, 2013, we acquired a 50.1% interest (calculated on a fully diluted basis) in HYFN, a full service digital advertising agency specializing in the planning, development, deployment and support for websites, mobile sites, interactive banners, games and various applications for multiple devices, for $7.2 million.

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On April 9, 2013, we acquired a 60% interest (calculated on a fully diluted basis) in Dedicated Media, a multi-channel advertisement buying and optimization company, for $5.8 million. Dedicated Media employs new technologies to create, plan and execute digital marketing campaigns on behalf of its clients.

•
As of January 1, 2014, we have two reportable segments, “Broadcast” and “Digital” that are disclosed separately from our corporate activities. Our Broadcast segment includes 43 television stations and seven digital channels that are either owned, operated or serviced by us in 23 U.S. markets, all of which are engaged principally in the sale of television advertising and digital advertising primarily related to our television station companion websites, and our Digital segment includes the operating results of our digital companies: LIN Digital, LIN Mobile, Nami Media, HYFN, Dedicated Media, and Federated Media (acquired in February 2014). Corporate and unallocated expenses primarily include our costs to operate as a public company and to operate our corporate locations. Corporate is not a reportable segment. We have retrospectively recast prior period disclosures to reflect this change in our reportable segments. See Note 21 — “Segment Reporting” to our consolidated financial statements for further discussion.

Critical Accounting Policies, Estimates and Recently Issued Accounting Pronouncements
Certain of our accounting policies, as well as estimates we make, are critical to the presentation of our financial condition and results of operations since they are particularly sensitive to our judgment. Some of these policies and estimates relate to matters that are inherently uncertain. The estimates and judgments we make affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent liabilities. On an on-going basis, we evaluate our estimates, including those used for allowance for doubtful accounts in receivables, valuation of goodwill and intangible assets, amortization and impairment of program rights and intangible assets, share-based compensation and other long-term incentive compensation arrangements, pension costs, barter transactions, income taxes, employee medical insurance claims, useful lives of property and equipment, contingencies, litigation and net assets of businesses acquired. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and it is possible that such differences could have a material impact on our consolidated financial statements.
We believe the following critical accounting policies are those that are most important to the presentation of our consolidated financial statements, affect our more significant estimates and assumptions, and require the most subjective or complex judgments by management. We have discussed each of these critical accounting policies and related estimates with the Audit Committee of our Board of Directors. For additional information about these and other accounting policies, see Note 1—"Basis of Presentation and Summary of Significant Accounting Policies" to our consolidated financial statements included elsewhere in this report.
Valuation of long-lived assets and intangible assets
Approximately $740 million, or 61% of our total assets as of December 31, 2013, consisted of indefinite-lived intangible assets. Intangible assets principally include broadcast licenses and goodwill. If the fair value of these assets is less than the carrying value, we may be required to record an impairment charge.
We test the impairment of our broadcast licenses annually or whenever events or changes in circumstances indicate that such assets might be impaired. We proceed directly to the first step of the impairment test without attempting to qualitatively assess whether an impairment was more likely than not. The impairment test consists of a comparison of the fair value of broadcast licenses with their carrying amount on a market-by-market basis using a discounted cash flow valuation method, assuming a hypothetical startup scenario. The future value of our broadcast licenses could be significantly impaired by the loss of the corresponding network affiliation agreements. Accordingly, such an event could trigger an assessment of the carrying value of a broadcast license.
We test the impairment of our goodwill annually or whenever events or changes in circumstances indicate that goodwill might be impaired. Our reporting units are comprised of the markets in which our television stations operate, LIN Digital, Nami Media, HYFN and Dedicated Media. We proceed directly to the first step of the impairment test without attempting to qualitatively assess whether an impairment was more likely than not. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. The fair value of a reporting unit is determined through the use of a discounted cash flow analysis. The valuation assumptions used in the discounted cash flow model reflect historical and projected performance of the reporting unit and prevailing rates in the markets for broadcasters. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing a hypothetical purchase price allocation, using the reporting unit's fair value (as determined in the first step described above) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment charge is recognized in an amount equal to that excess, but not more than the carrying value of the goodwill. An impairment assessment could be triggered by a significant reduction, or a forecast of such reduction, in operating results or cash flows at one or more of our reporting units, a significant adverse change in the national or local advertising marketplaces in which our television stations operate, or by adverse changes to FCC ownership rules, among other factors.

The assumptions used in the valuation testing have certain subjective components including anticipated future operating results and cash flows based on our own internal business plans as well as future expectations about general economic and local market conditions. The changes in the discount rate used for our broadcast licenses and goodwill reflected in the table below are primarily driven by changes in the average beta for the public equity of companies in the television and media sector and the average cost of capital in each of the periods. The changes in the market growth rates and operating profit margins for both our broadcast licenses and goodwill reflect changes in the outlook for advertising revenues in certain markets where our stations operate in each of the periods.
We based the valuation of broadcast licenses on the following average industry-based assumptions:

	December 31, 2013	December 31, 2012	December 31, 2011
Market revenue growth	2.7%	0.87%	1.2%
Operating cash flow margins	32.4%	30.9%	30.6%
Discount rate	11.0%	10.5%	10.5%
Tax rate	38.9%	38.3%	38.3%
Long-term growth rate	2.0%	1.8%	1.8%
As of December 31, 2013, we would incur an impairment charge of $1 million and $7.7 million if we were to decrease the market revenue growth rate by 1% and 2%, respectively. A 5% and 10% decrease in operating cash flow margins would result in an impairment charge of approximately $10.4 million and $88.7 million, respectively. An increase of 1% in the discount rate would result in an impairment charge of approximately $1.8 million and an increase of 2% would result in an impairment charge of approximately $10.8 million.
The valuation of goodwill for our television stations is based on the following assumptions, which take into account our internal projections and industry assumptions related to market revenue growth, operating cash flows and prevailing discount rates:

	December 31, 2013	December 31, 2012	December 31, 2011
Market revenue growth	2.7%	1.2%	1.8%
Operating cash flow margins	41.5%	48.2%	42.3%
Discount rate	12.5%	12.0%	12.0%
Tax rate	39.0%	38.4%	38.4%
Long-term growth rate	2.0%	1.8%	1.8%
As of December 31, 2013, if we were to decrease the market revenue growth by 1% and 2% of the projected growth rate, the enterprise value of our stations with goodwill would decrease by $41.2 million and $76.8 million, respectively. If we were to decrease the operating cash flow margins by 5% and 10% from the projected operating cash flow margins, the enterprise value of our stations with goodwill would decrease by $178.3 million and $355.8 million, respectively. If we were to increase the discount rate used in the valuation calculation by 1% and 2%, the enterprise value of our stations with goodwill would decrease by $103.6 million and $196.7 million, respectively.
Network affiliations
Other broadcast companies may use different assumptions in valuing acquired broadcast licenses and their related network affiliations than those that we use. These different assumptions may result in the use of valuation methods that can result in significant variances in the amount of purchase price allocated to these assets by these broadcast companies.
We believe that the value of a television station is derived primarily from the attributes of its broadcast license. These attributes have a significant impact on the audience for network programming in a local television market compared to the national viewing patterns of the same network programming. These attributes and their impact on audiences can include:

•	the scarcity of broadcast licenses assigned by the FCC to a particular market determines how many television networks and other program sources are viewed in a particular market;

•	the length of time the broadcast license has been broadcasting. Television stations that have been broadcasting since the late 1940s are viewed more often than newer television stations;

•	the quality of the broadcast signal and location of the broadcast station within a market (i.e. being licensed in the smallest city within a tri-city market has less value than being licensed in the largest city);

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the audience acceptance of the local news programming and community involvement of the local television station. The local television station's news programming that attracts the largest audience in a market generally will provide a larger audience for its network programming; and

•
the quality of the other non-network programming carried by the television station. A local television station's syndicated programming that attracts the largest audience in a market generally will provide larger audience lead-ins to its network programming.

A local television station can be the top-rated station in a market, regardless of the national ranking of its affiliated network, depending on the factors or attributes listed above. ABC, CBS, FOX and NBC, each have affiliations with local television stations that have the largest primetime audience in the local market in which the station operates regardless of the network's primetime rating.
Some broadcasting companies believe that network affiliations are the most important component of the value of a station. These companies generally believe that television stations with network affiliations have the most successful local news programming and the network affiliation relationship enhances the audience for local syndicated programming. As a result, these broadcasting companies allocate a significant portion of the purchase price for any station that they may acquire to the network affiliation relationship.
We generally have acquired broadcast licenses in markets with a number of commercial television stations equal to or less than the number of television networks seeking affiliates. The methodology we used in connection with the valuation of the stations acquired is based on our evaluation of the broadcast licenses and the characteristics of the markets in which they operated. We believe that in substantially all our markets we would be able to replace a network affiliation agreement with little or no economic loss to our television station. As a result of this assumption, we ascribed no incremental value to the incumbent network affiliation in substantially all our markets in which we operate beyond the cost of negotiating a new agreement with another network and the value of any terms that were more favorable or unfavorable than those generally prevailing in the market. Other broadcasting companies have valued network affiliations on the basis that it is the affiliation and not the other attributes of the station, including its broadcast license, which contributes to the operating performance of that station. As a result, we believe that these broadcasting companies include in their network affiliation valuation amounts related to attributes that we believe are more appropriately reflected in the value of the broadcast license or goodwill.
In future acquisitions, the valuation of the broadcast licenses and network affiliations may differ from those attributable to our existing stations due to different facts and circumstances for each station and market being evaluated.
Valuation allowance for deferred tax assets
We consider future taxable income and feasible tax planning strategies in assessing the need for establishing or removing a valuation allowance. We record or subsequently remove a valuation allowance to reflect our deferred tax assets at an amount that is more likely than not to be realized.
In the event that our determination changes regarding the realization of all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset is recorded to our consolidated statement of operations in the period in which such a determination is made.
As of December 31, 2012, we had a valuation allowance of $18.2 million offsetting certain state net operating loss carryforwards and other state deferred tax assets. During the third quarter of 2013, after evaluating our ability to recover certain net operating loss carryforwards due to the change in tax structure as a result of the Merger, we determined that we will more likely than not be able to realize these deferred tax assets. As a result, we reversed the valuation allowance and recognized a corresponding tax benefit of $18.2 million.
Revenue recognition
We recognize local, national and political advertising sales, net of agency commissions, during the period in which the advertisements or programs are aired on our television stations, and when payment is reasonably assured. Internet and mobile advertisement sales are recognized when the advertisement is displayed on our websites or the websites, mobile applications, or those of our advertising network. We recognize retransmission consent fees in the period in which our service is delivered. Revenue generated by our digital companies is recognized over the service delivery period when necessary provisions of the contracts have been met. In addition, for the sale of third-party products and services by our digital companies, we evaluate whether it is appropriate to recognize revenue based on the gross amount billed to the customer or the net amount retained by us.

Share-based compensation
We estimate the fair value of share option awards using a Black-Scholes valuation model. The Black-Scholes model requires us to make assumptions and judgments about the variables used in the calculation, including the option's expected term, the price volatility of the underlying shares and the number of share option awards that are expected to be forfeited. The expected term represents the weighted-average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and our historical exercise patterns. Expected volatility is based on historical trends for our class A common shares over the expected term. Expected forfeitures are estimated using our historical experience. If future changes in estimates differ significantly from our current estimates, our future share-based compensation expense and results of operations could be materially impacted.
Retirement plans
We have historically provided defined benefit retirement plans to our employees who did not receive matching contributions from our Company to their 401(k) Plan accounts. Our pension benefit obligations and related costs are calculated using actuarial concepts. Our defined benefit plan is a non-contributory plan under which we made contributions either to: a) traditional plan participants based on periodic actuarial valuations, which are expensed over the expected average remaining service lives of current employees through the LIN Television Corporation Retirement Plan ('Retirement Plan"); or b) cash balance plan participants based on 5% of each participant's eligible compensation through the Supplemental Benefit Retirement Plan of LIN Television Corporation ("SERP"). Effective April 1, 2009, these plans were frozen and we do not expect to make additional benefit accruals to these plans, however we continue to fund our existing vested obligations.
We contributed $5.4 million, $7.4 million and $5.4 million to our pension plans during the years ended December 31, 2013, 2012 and 2011, respectively. We anticipate contributing $5.7 million to our pension plans in 2014.
Weighted-average assumptions used to estimate our pension benefit obligations and to determine our net periodic pension benefit cost are as follows:

	Year Ended December 31,
	2013		2012		2011
	SERP	Retirement Plan	SERP	Retirement Plan	SERP	Retirement Plan
Discount rate used to estimate our pension benefit obligation	4.70%	5.00%	3.60%	4.00%	3.90%	4.20%
Discount rate used to determine net periodic pension benefit	3.60%	4.00%	3.90%	4.20%	5.25%	5.25%
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A
Expected long-term rate-of-return on plan assets	N/A	7.00%	N/A	7.00%	N/A	7.00%
The discount rate for the years ended December 31, 2013, 2012 and 2011 was determined using a custom bond modeler that develops a hypothetical portfolio of high quality corporate bonds, rated AA- and above by Standard & Poor's, that could be purchased to settle the obligations of the plan. The yield on this hypothetical portfolio represents a reasonable rate to value our plan liability.
We considered the current levels of expected returns on a risk-free investment, the historical levels of risk premium associated with each of our pension asset classes, the expected future returns for each of our pension asset classes and then weighted each asset class based on our pension plan asset allocation to derive an expected long-term return on pension plan assets. During the year ended December 31, 2013, our actual rate of return on plan assets was 12%.
As a result of the plan freeze during 2009, we have no further service cost or amortization of prior service cost related to the plans. In addition, because the plans are now frozen and participants became inactive during 2009, the net losses related to the plans included in accumulated other comprehensive income are now amortized over the average remaining life expectancy of the inactive participants instead of the average remaining service period. We expect to record a pension expense of approximately $0.2 million in 2014. For every 0.25% change in the actual return compared to the expected long-term return on pension plan assets and for every 0.25% change in the actual discount rate compared to the discount rate assumption for 2014, our 2014 pension expense would change by less than $0.2 million and less than $0.1 million, respectively.
Our investment objective is to achieve a consistent total rate-of-return that will equal or exceed our actuarial assumptions and to equal or exceed the benchmarks that we use for each of our pension plan asset classes. The following asset allocation is designed to create a diversified portfolio of pension plan assets that is consistent with our target asset allocation and risk policy:

	Target Allocation	Percentage of Plan Assets as of December 31,
Asset Category	2013	2013	2012
Equity securities	60%	60%	55%
Debt securities	40%	40%	45%
	100%	100%	100%
Segment reporting
As of January 1, 2014, we began operating under two segments, which also represent our reportable segments, “Broadcast” and “Digital” that are disclosed separately from our corporate activities. Our Broadcast segment includes 43 television stations and seven digital channels in 23 U.S. markets, all of which are engaged principally in the sale of television advertising and digital advertising primarily related to our TV station companion websites, and our Digital segment includes the operating results of our digital companies; LIN Digital, LIN Mobile, Nami Media, HYFN, Dedicated Media, and Federated Media. Unallocated corporate expenses primarily include our costs to operate as a public company and to operate our corporate locations. Prior to January 1, 2014, we had one segment.
Recently issued accounting pronouncements
For a discussion of new accounting standards please read Note 1, "Basis of Presentation and Summary of Significant Accounting Policies" to our consolidated financial statements included in this report.
Results of Operations
Set forth below are the key operating areas that contributed to our results for the years ended December 31, 2013, 2012 and 2011. Our consolidated financial statements reflect the operations of WWHO-TV, in Columbus, OH and WUPW-TV in Toledo, OH as discontinued for all periods presented. As a result, reported financial results may not be comparable to certain historical financial information.
Our results of operations are as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011	2013 vs. 2012		2012 vs. 2011
Local revenues	$427,819	$316,471	$255,478	$111,348	35%	$60,993	24%
National advertising sales	130,935	107,325	95,734	23,610	22%	11,591	12%
Political advertising sales	7,600	76,458	8,132	(68,858)	(90)%	68,326	840%
Other revenues	10,156	12,113	13,439	(1,957)	(16)%	(1,326)	(10)%
Total Broadcast revenues	576,510	512,367	372,783	64,143	13%	139,584	37%
Digital revenues	75,853	41,095	27,220	34,758	85%	13,875	51%
Consolidated net revenues	652,363	553,462	400,003	98,901	18%	153,459	38%
Operating expenses:
Direct operating	251,078	160,222	130,618	90,856	57%	29,604	23%
Selling, general and administrative	162,550	125,267	103,770	37,283	30%	21,497	21%
Amortization of program rights	29,242	23,048	21,406	6,194	27%	1,642	8%
Corporate	41,377	34,246	26,481	7,131	21%	7,765	29%
Depreciation	46,854	32,149	26,246	14,705	46%	5,903	22%
Amortization of intangible assets	22,826	6,364	1,199	16,462	259%	5,165	431%
Restructuring	3,895	1,009	707	2,886	286%	302	43%
Contract termination costs	3,887	—	—	3,887	100%	—	—%
Loss from asset dispositions	710	96	472	614	640%	(376)	(80)%
Total operating costs	562,419	382,401	310,899	180,018	47%	71,502	23%
Operating income	$89,944	$171,061	$89,104	$(81,117)	(47)%	81,957	92%

Three-Year Comparison
       Revenues
Broadcast revenues consist of local revenues (which include net local advertising sales, retransmission consent fees and television station website revenues), net national advertising sales, and political advertising sales as well as other revenues, which include barter revenues, production revenues, tower rental income and station copyright royalties.
Broadcast revenues during the year ended December 31, 2013 increased by $64.1 million, or 13% when compared to the prior year. Excluding the impact of the television stations acquired during 2012, Broadcast revenues decreased $41.2 million, or 9%, primarily due to a $61.5 million decrease in political revenues. This decrease was partially offset by a $23.2 million increase in local revenues, primarily due to a growth in retransmission consent fee revenues as a result of contractual rate increases and renewals.
Historically, our revenues related to political advertising are stronger during federal election years, typically years ending in an even number. In addition to federal elections, most state and local elections also occur on the same election cycle. Consequently, political advertising sales during the year ended December 31, 2012 were higher than political advertising sales during the year ended December 31, 2011 and 2013. We expect this trend of stronger political advertising sales during election years to continue in the future.
The automotive category represented 26% of our local and national advertising sales during each of the years ended December 31, 2013 and 2012.
Broadcast revenues during the year ended December 31, 2012 increased by $139.6 million, or 37% when compared with the prior year. The increase was primarily due to a $68.3 million increase in political advertising sales and a $61 million increase in local revenues. Also contributing to the increase was an $11.6 million increase in national advertising sales. Net revenues for the year ending December 31, 2012 include $40.5 million that is attributable to television stations acquired during the fourth quarter of 2012.
The automotive category, which represented 26% of our local and national advertising sales during the year ended December 31, 2012, was up 15% as compared to 2011, during which the automotive category represented 24% of our local and national advertising sales.
Digital Revenues consist of revenues generated by our digital operations: LIN Digital, LIN Mobile, Nami Media, HYFN, and Dedicated Media. Digital revenues during the year ended December 31, 2013 increased by $34.8 million, or 85% when compared to the prior year. Excluding the impact of the acquisition of majority interests in HYFN and Dedicated Media, digital revenues increased $10.5 million, or 26%, primarily due to growth in the volume of advertising delivered through our network.
Digital revenues during the year ended December 31, 2012 increased by $13.9 million when compared with the prior year. The increase was primarily due to growth in customer base and new product offerings.
Operating Expenses
Broadcast Segment
The following table presents the operating expenses for our Broadcast segment for the years ended December 31, 2013, 2012 and 2011 (in thousands).

	Year Ended December 31,
	2013	2012	2011	2013 vs. 2012		2012 vs. 2011
Direct operating	$194,788	$131,205	$109,098	$63,583	48%	$22,107	20%
Selling, general and administrative	144,199	115,073	97,983	29,126	25%	17,090	17%
Amortization of program rights	29,242	23,048	21,406	6,194	27%	1,642	8%
Depreciation	45,046	30,909	25,491	14,137	46%	5,418	21%
Amortization of intangible assets	19,843	4,612	269	15,231	330%	4,343	1,614%
Loss from asset dispositions	638	83	137	555	669%	(54)	(39)%
Total operating expenses	$433,756	$304,930	$254,384	$128,826	42%	$50,546	20%
  Direct operating expenses (excluding depreciation and amortization of intangible assets) in our Broadcast segment, which consist primarily of news, engineering, and programming expenses, increased $63.6 million, or 48%, for the year ended December 31, 2013 compared to the prior year and $22.1 million or 20%, for the year ended December 31, 2012, compared to the prior year. Excluding the impact of the stations acquired during the fourth quarter of 2012, direct operating expenses in our Broadcast segment increased $21.2 million, or 17% for the year ending December 31, 2013 and $12.7 million, or 12% for the year ending December 31, 2012 as compared to their respective prior years. The increase for both years is primarily the result of an increase in fees pursuant to network affiliation agreements and growth in employee compensation expense.
            Selling, general and administrative expenses in our Broadcast segment consist primarily of employee salaries, sales commissions, employee benefit costs, advertising, and promotional expenses. These costs increased $29.1 million, or 25%, for the year ended December 31, 2013, compared to the prior year. The increase was primarily a result of our 2012 television station acquisitions.
Selling, general and administrative expenses in our Broadcast segment increased $17.1 million, or 17%, for the year ended December 31, 2012, compared to the prior year. Television stations acquired during 2012 accounted for $9.7 million of the increase. The remainder of the increase was primarily due to higher variable costs attributable to the growth in revenue compared to the prior year.
Selling expenses in our Broadcast segment as a percentage of net revenues were 7%, 7% and 8% for the years ended December 31, 2013, 2012 and 2011, respectively.
 Amortization of program rights represents the recognition of expense associated with syndicated programming, features and specials, and these costs increased $6.2 million, or 27%, for the year ended December 31, 2013 and increased $1.6 million, or 8%, for the year ended December 31, 2012, compared to their respective prior years. The increases in both periods as compared to their respective prior periods were attributable to the amortization of programming rights associated with the television stations acquired during the fourth quarter of 2012.
Depreciation expense in our Broadcast segment increased $14.1 million, or 46%, for the year ended December 31, 2013 compared to the prior year and $5.4 million or 21%, for the year ended December 31, 2012, compared to the prior year. The increase in both periods was primarily attributable to the property and equipment associated with our acquisitions of television stations in the fourth quarter of 2012.

Amortization of intangible assets in our Broadcast segment increased $15.2 million, or 330%, for the year ended December 31, 2013 compared to the prior year and $4.3 million or 1,614%, for the year ended December 31, 2012, compared to the prior year. The increases in both periods was primarily attributable to the increase in finite-lived intangible assets from our television stations acquired in the fourth quarter of 2012
Digital Segment
The following table presents the operating expenses for our Digital segment for the years ended December 31, 2013, 2012 and 2011 (in thousands).

	Year Ended December 31,
	2013	2012	2011	2013 vs. 2012		2012 vs. 2011
Direct operating	$56,048	$28,595	$21,180	$27,453	96%	$7,415	35%
Selling, general and administrative	16,124	10,596	5,748	5,528	52%	4,848	84%
Depreciation	1,062	613	176	449	73%	437	248%
Amortization of intangible assets	2,984	1,752	930	1,232	70%	822	88%
Loss from asset dispositions	1	—	1	1	100%	(1)	(100)%
Total operating expenses	$76,219	$41,556	$28,035	$34,663	83%	$13,521	144%
            Direct operating expenses in our Digital segment, which consist primarily of cost of sales, increased $27.5 million, or 96%, for the year ended December 31, 2013 compared to the prior year and $7.4 million or 35%, for the year ended December 31, 2012, compared to the prior year. Excluding the impact of the acquisition of majority interests in HYFN and Dedicated Media, direct operating expenses in our Digital segment increased $7.1 million, or 25% for the year ending December 31, 2013 as compared to the prior year. The remainder of the increase for 2013 and the increase during 2012 is primarily the result of higher cost of sales.
            Selling, general and administrative expenses in our Digital segment consist primarily of employee salaries, sales commissions, employee benefit costs, advertising, and promotional expenses. These costs increased $5.5 million, or 52%, for the year ended December 31, 2013, compared to the prior year. The increase was primarily a result of the acquisition of majority interests in HYFN and Dedicated Media.
Selling, general and administrative expenses in our Digital segment increased $4.8 million, or 84%, for the year ended

December 31, 2012, compared to the prior year. The increase was primarily due to higher variable costs attributable to the growth in revenue compared to the prior year.
Selling expenses in our Digital segment as a percentage of net revenues were 6% for the years ended December 31, 2013, 2012 and 2011, respectively.
Amortization of intangible assets in our Digital segment increased $1.2 million, or 70%, for the year ended December 31, 2013 compared to the prior year and $0.8 million or 88%, for the year ended December 31, 2012, compared to the prior year. The increase for the year ended December 31, 2013 was due to the acquisition of the majority interests of HYFN and Dedicated Media during 2013. The increase in 2012 was primarily due to the acquisition of Nami Media during the fourth quarter of 2011.
            Corporate expenses represent corporate executive management, accounting, legal and other costs associated with the centralized management of our stations, and these costs increased $10.8 million, or 36%, to $41.2 million for the year ended December 31, 2013, compared to the prior year. The increase was primarily due to $5.7 million of expenses incurred related to the JV Sale Transaction and the Merger with LIN LLC, as well as an increase in employee compensation expense compared to the prior year. Corporate expenses increased $5.5 million, or 22% to $30.6 million for the year ended December 31, 2012, compared to the prior year. The increase was primarily due to increases in employee compensation and acquisition related expenses compared to the prior year.
           Impairment of goodwill and broadcast licenses related to discontinued operations in the amount of $1.6 million were recorded during the year ended December 31, 2011. For further information, see Note 6—"Intangible Assets" to our consolidated financial statements.
            Restructuring charges of $3.9 million, $1.0 million and, $0.7 million were recorded during the years ended December 31, 2013, 2012 and 2011, respectively. Restructuring charges incurred during the year ended December 31, 2013 were primarily due to severance and related costs as a result of the integration of the television stations acquired during 2012. Restructuring charges incurred during the years ended December 31, 2012 and 2011 primarily relate to the consolidation of certain activities at our stations and our corporate headquarters.
          Contract termination costs of $3.9 million in 2013 were due to costs incurred in 2013 to terminate our contract with a service provider that previously provided national sales representation. For further information, see Note 12 - "Restructuring and Contract Termination Costs" to our consolidated financial statements.
Adjusted EBITDA

We use earnings before interest, taxes, depreciation and amortization, excluding non-recurring charges, restructuring charges, share-based compensation, loss or gain on sales of assets, and cash paid for programming (“Adjusted EBITDA”) as the primary financial measure reported to the chief executive officer (the chief operating decision maker) for use in assessing our operating segments’ operating performance. We believe that this measure is useful to investors because it eliminates a significant level of non-cash depreciation and amortization expense and other non-recurring charges and as a result, allows investors to better understand our operating segments’ performance. All adjustments to Adjusted EBITDA presented below to arrive at consolidated pre-tax income (loss) except for depreciation and amortization and cash paid for programming relate primarily to corporate activities. Cash paid for programming pertains only to our Broadcast segment. As a result, we have disclosed depreciation and amortization by segment, as this is the only adjustment to operating income that the chief executive officer reviews on a segment basis. We have presented prior period information to reflect our current reportable segments. The following table is a reconciliation of Adjusted EBITDA to consolidated income before (benefit from) provision for income taxes:

	Year ended December 31,
	2013	2012	2011
		(in thousands)

Segment Adjusted EBITDA:
Broadcast	$205,843	$241,831	$141,081
Digital	4,020	1,970	292
Total segment Adjusted EBITDA	209,863	243,801	141,373
Unallocated corporate	(23,966)	(24,268)	(18,514)
Consolidated Adjusted EBITDA	185,897	219,533	122,859
Less:
Depreciation	46,854	32,149	26,246
Amortization of intangible assets	22,826	6,364	1,199
Amortization of program rights	29,242	23,048	21,406
Share-based compensation	9,374	6,857	6,176
Non-recurring and acquisition-related charges (1)	10,842	3,207	2,171
Restructuring charge	3,895	1,009	707
Contract termination costs	3,887	—	—
Loss on sale of assets	710	96	472
Add:
Cash payments for programming	31,677	24,258	24,622
Operating income	$89,944	$171,061	$89,104
Other expense:
Interest expense, net	56,607	46,683	50,706
Share of loss in equity investments	56	98,309	4,957
Gain on derivative instruments	—	—	(1,960)
Loss on extinguishment of debt	—	3,341	1,694
Other expense, net	2,100	237	51
Total other expense, net	58,763	148,570	55,448
Consolidated income before (benefit from) provision for income taxes	$31,181	$22,491	$33,656
____________________________________________
(1) Non-recurring charges for the year ended December 31, 2013 primarily consist of expenses related to the merger of LIN TV Corp with and into LIN Media LLC. Charges for the years ended December 31, 2012 and 2011 relate solely to acquisitions.
Broadcast Segment
Adjusted EBITDA in our Broadcast segment decreased $36 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to an increase in revenue of $105.3 million as a result of the television stations acquired during 2012 as well as an increase in local revenue of $23.2 million primarily due to a growth in retransmission consent fee revenues as a result of contractual rate increases and renewals. These increases were offset by a decrease in political revenue of $61.5 million, an increase in cash payments for programming of $7.4 million and an increase in direct operating and selling, general and administrative expenses of $92.7 million primarily as a result of the television stations acquired during 2012. Adjusted EBITDA for the year ended December 31, 2012 increased $100.8 million as compared to 2011, primarily as a result of an increase in political revenue of $60.3 million as well as an increase in revenue of $40.5 million as a result of the television stations acquired during 2012.

Digital Segment

Adjusted EBITDA in our Digital segment increased $2.1 million for the year ended December 31, 2013 as compared to the prior year primarily as a result of an increase in revenue of $34.8 million, partially offset by an increase in direct operating and selling, general and administrative expenses of $33 million, primarily due to the acquisition of the majority interests of HYFN and Dedicated Media in April 2013. Adjusted EBITDA increased $1.7 million for the year ended December 31, 2012 as compared to the prior year, due to an increase in revenue of $13.9 million as a result of growth in customer base and new product offerings, partially offset by an increase in direct operating and selling, general and administrative expenses of $12.3 million due to an increase in cost of sales at LIN Digital.

Other Expense

	Year Ended December 31,
	2013	2012	2011
Components of other expense:
Interest expense, net	$56,607	$46,683	$50,706
Share of loss in equity investments	56	98,309	4,957
Gain on derivative instruments	—	—	(1,960)
Loss on extinguishment of debt	—	3,341	1,694
Other expense, net	2,100	237	51
Total other expense, net	$58,763	$148,570	$55,448
        Interest expense, net increased $9.9 million, or 21%, for the year ended December 31, 2013 compared to the prior year primarily as a result of the interest incurred on our 6 3/8% Senior Notes, which were issued during the fourth quarter of 2012 to finance a portion of the consideration paid to acquire the former New Vision television stations. This increase was partially offset by a decrease in interest expense due to the redemption of our 6 1/2% Senior Subordinated Notes during the first quarter of 2012 as well as reductions in interest expense under our senior secured credit facility, primarily attributable to reductions in outstanding principal.
Interest expense, net decreased $4.0 million, or 8%, for the year ended December 31, 2012 compared to the prior year primarily as a result of the redemption of our 6 1/2% Senior Subordinated Notes during the first quarter of 2012. This decrease was partially offset by an increase in borrowings under our senior secured credit facility compared to the same period last year as well as new debt issued in connection with the acquisition of the former New Vision stations.
The following table summarizes our total interest expense, net (in thousands):

	For the year ended December 31,
	2013	2012	2011
Components of interest expense:
Senior secured credit facility	$18,751	$19,651	$2,389
8 3/8% Senior Notes	17,387	17,389	17,389
6 3/8% Senior Notes	19,396	4,401	—
6 1/2% Senior Subordinated Notes	—	595	18,002
6 1/2% Senior Subordinated Notes—Class B	—	306	10,505
Other	1,073	4,341	2,421
Total interest expense, net	$56,607	$46,683	$50,706
        Share of loss in equity investments decreased $98.3 million as compared to the prior year primarily due to a $100 million accrual recorded in 2012 related to the capital contribution made to SVH in connection with the JV Sale Transaction and corresponding release from the GECC Guarantee. That accrual was partially offset by the reversal of accrued shortfall funding liabilities that were extinguished pursuant to the terms of the JV Sale Agreement, as further described in Item 1. "Business—Joint Venture Sale Transaction" and in Note 13—"Commitments and Contingencies" to our consolidated financial statements.
Other expense, net increased $1.9 million as compared to the prior year primarily as a result of an impairment recorded during the third quarter of 2013 of a minority interest that we held in a website platform service provider.
        Gain on derivative instruments during 2011 was approximately $2 million, which represented the change in fair value of our interest rate hedge. The interest rate hedge was entered into during the second quarter of 2006 (the "2006 interest rate hedge") in order to hedge the variability in cash flows associated with a notional amount of the declining balances of our term loans under our previous senior secured credit facility. The 2006 interest rate hedge expired on November 4, 2011. Consequently, there is no impact to our statement of operations for the years ended December 31, 2013 or 2012. For additional information, refer to Note 8 - "Derivative Financial Instruments" to our consolidated financial statements.
        Loss on extinguishment of debt during the year ended December 31, 2012 was primarily a result of the redemption of our 6 1/2% Senior Subordinated Notes during January 2012 and the December 2012 amendment to our existing $75 million revolving credit loans. The loss on extinguishment of debt during the year ended December 31, 2011 included a write down of deferred financing fees as a result of the payment of principal on our revolving credit facility and term loans as further described in "Description of Indebtedness." Additionally, the loss on extinguishment of debt during the year ended December 31, 2011 included a write-down of deferred financing fees and unamortized discount due to the redemption of $109.1 million of our 6 1/2% Senior Subordinated Notes, and $55.9 million of our 6 1/2% Senior Subordinated Notes—Class B.
        Income taxes reflected a (benefit from) provision for income tax of $(125.4) million, $40.5 million and $(16.0) million for the years ended December 31, 2013, 2012, and 2011, respectively. Our effective tax rate on pre-tax income was (402.2)%, 179.9% and (47.7)% for the years ended December 31, 2013, 2012 and 2011, respectively.
Our effective tax rate fluctuates from year to year. The factors that most impact our effective tax rate are changes to our valuation allowance, changes in tax laws, allocation of income to the various state jurisdictions in which we operate, and acquisition and divestiture transactions, including the JV Sale Transaction and the Merger.
Our effective tax rate for the year ended December 31, 2013 decreased from 2012 primarily due to a $124.3 million tax benefit recognized as a result of the Merger as well as an $18.2 million tax benefit recognized as a result of the reversal of state valuation allowances. These valuation allowances were reversed after evaluating our ability to recover certain net operating loss carryforwards due to the change in tax structure as a result of the Merger, as it was determined that we will more likely than not be able to realize these deferred tax assets.
The combined $142.5 million tax benefit described above was offset in part by a $12.8 million income tax provision as a result of generating income from continuing operations, as well as a $2.2 million tax provision relating to state net operating loss adjustments from apportionment changes and a $1.6 million tax provision for non-deductible acquisition related costs incurred during 2013.
Our effective tax rate for the year ended December 31, 2012 increased from 2011, primarily due to the recognition of $28.4 million of income tax expense related to the recognition of a taxable gain associated with the JV Sale Transaction, as further described in Item 1. "Business—Joint Venture Sale Transaction."
The 2011 tax benefit is primarily a result of the 2011 reversal of $35.1 million of our federal valuation allowance relating to 1999 to 2002 net operating losses and the 2011 reversal of $1.0 million of our state valuation allowance relating to 2002 to 2010 net operating losses. These valuation allowances were reversed primarily due to our recent history of taxable income, and our projected ability to generate sufficient taxable income prior to the expiration of those net operating loss carryforwards. Upon the reversal of the federal and state valuation allowances, as of December 31, 2011, we had a remaining valuation allowance of $23.4 million placed against our deferred tax assets primarily related to state net operating loss carryforwards.
The combined 2011 $36.1 million income tax benefit described above was offset in part by a $5.1 million discrete deferred income tax expense recognized in the second quarter of 2011, which resulted from state tax legislation enacted in Michigan in May 2011, which repealed the Michigan business tax ("MBT"), and implemented a corporate income tax instead, effective January 2012. As a result of the elimination of the MBT, certain future tax deductions that were available to be utilized beginning in 2015, and had been recognized as deferred tax assets in our financial statements, were no longer deductible. Therefore, during the year ended December 31, 2011, we recognized incremental deferred income tax expense of $5.1 million, net of federal benefit, for the reversal of these previously established deferred tax assets.
Results of Discontinued Operations
Our consolidated financial statements reflect the operations, assets and liabilities of WWHO-TV in Columbus, OH and WUPW-TV in Toledo, OH, as discontinued for all periods presented. The sale of WWHO-TV in Columbus, OH was completed on February 16, 2012. The sale of WUPW-TV in Toledo, OH was completed on April 21, 2012. As a result, loss from discontinued operations was $1.0 million and $0.9 million for the years ended December 31, 2012 and 2011, respectively. For further information see Note 3—"Discontinued Operations" to our consolidated financial statements.
Liquidity and Capital Resources
Our liquidity position depends on our ability to generate cash from operations and to utilize borrowings under our senior secured credit facility and/or obtain financing from other sources. Our ability to make use of the revolving credit facility and to access the capital markets is contingent on our compliance with certain financial covenants, which are measured, in part, by the level of EBITDA we generate from our operations. As of December 31, 2013, we were in compliance with all financial and non-financial covenants under our senior secured credit facility. As of December 31, 2013, we had unrestricted cash and cash equivalents of $12.5 million, and a $75 million revolving credit facility, of which $70 million and $45 million were available as of December 31, 2013 and as of the date of this report, respectively.
Joint Venture Sale Transaction
On February 12, 2013, we, along with our wholly-owned subsidiaries LIN Television and LIN Texas entered into and closed the JV Sale Transaction with Comcast Corporation, affiliates of NBCUniversal, the GE Parties and SVH, a joint venture with NBCUniversal whereby LIN Texas sold its 20.38% equity interest in SVH for $1.00. In addition, in exchange for LIN Television causing a $100 million capital contribution to be made to SVH (which was used to prepay a portion of the GECC Note), LIN TV was released from the GECC Guarantee and any further obligations related to any shortfall funding agreements.
We accrued for and expensed the $100 million capital contribution to SVH to secure the release of the GECC Guarantee and recorded the related tax effects of the JV Sale Transaction and the capital contribution in our consolidated financial statements as of December 31, 2012 because it represented a probable and estimable obligation of the Company. In February 2013, we issued a $60 million incremental term loan, and utilized $40 million of cash on hand and borrowings under our revolving credit facility to fund the $100 million capital contribution.
As a result of the JV Sale Transaction, after utilizing all of our available federal net operating loss (“NOL”) carryforwards to offset the taxable gain recognized in such transaction, we had an approximate $162.8 million income tax payable remaining, $131.5 million of which was extinguished as a result of the Merger as described below.
On July 30, 2013, LIN TV was merged with and into LIN LLC with LIN LLC continuing as the surviving entity. The Merger enabled LIN TV to be classified as a partnership for federal income tax purposes and that change in classification was treated as a liquidation of LIN TV for federal income tax purposes, with the result that LIN TV realized a capital loss in its 100% equity interest in LIN Television.
Based on an average of the opening and closing trading prices of LIN TV's class A common stock on the day of the Merger, LIN TV realized a capital loss in the amount of approximately $343 million, which represents the difference between its tax basis in the stock of LIN Television, and the fair market value of such stock as of July 30, 2013. The capital loss realized and existing net operating losses were used to offset a portion of the capital gain recognized in the JV Sale Transaction and, as a result, we realized cash savings of $131.5 million, resulting in a remaining tax liability of $31.3 million associated with the JV Sale Transaction. We made state and federal tax payments to settle this tax liability during the fourth quarter of 2013.
We incurred approximately $5.7 million in transaction costs related to the JV Sale Transaction and the Merger during the year ended December 31, 2013. These costs are classified as corporate expense in our consolidated statement of operations.
Below is a discussion of other significant sources and uses of cash and should be read in conjunction with our consolidated statements of cash flows.
Operating activities
Cash provided by operating activities is primarily driven by our net revenues and changes in working capital as a result of the timing of collections and payments. Our total net revenues have primarily been, and will primarily be affected by, among other things, the following:

•
Continued growth in local and interactive revenues.  During the years ended December 31, 2013 and 2012, our local revenues, which include net local advertising sales, retransmission consent fees and revenues from our television station websites and mobile applications, increased 35% and 24%, respectively, compared to their respective prior years. Additionally, during the years ended December 31, 2013 and 2012, our interactive revenues, which are generated by LIN Digital, Nami Media, HYFN and Dedicated Media, increased 85% and 51%, respectively. We expect further growth in our local revenues and interactive revenues, however, there can be no assurance that this will occur.

•
Cyclical fluctuations.  We experience significant fluctuations in our political advertising revenues since advertising revenues are generally higher in even-numbered years due to additional revenues associated with political advertising related to local and national elections. Political advertising revenues were $7.6 million, $76.5 million, and $8.1 million for the years ended December 31, 2013, 2012, and 2011, respectively. We also experience incremental advertising revenues associated with Olympic broadcasts during even-numbered years. We experienced a significant decrease in advertising revenues during 2013 and expect an increase in advertising revenues during 2014 as a result of these cyclical fluctuations.

•
Employee benefit contributions.  Our employee benefit plan contributions include contributions to our pension plan and our 401(k) Plan. Volatility in the debt and equity markets impacts the fair value of our pension plan assets and ultimately the cash funding requirements of our pension plan. We contributed $5.4 million, $7.4 million and $5.4 million to our pension plan during the years ended December 31, 2013, 2012 and 2011, respectively, and anticipate contributing $5.7 million to our pension plan during 2014. We contributed approximately $4.8 million, $3.9 million, and $3.6 million to our 401(k) Plan during the years ended December 31, 2013, 2012 and 2011, respectively, and expect to contribute approximately $4.3 million to the plan during 2014.

•
Payments related to certain restructuring activities.  We made cash payments related to certain restructuring initiatives of $4.2 million, $0.8 million and $1.1 million during the years ended December 31, 2013, 2012 and 2011, respectively. For further details on these restructuring initiatives see Note 12—"Restructuring and Contract Termination Costs" to our consolidated financial statements.

•
Cash requirements related to the acquisition of Red McCombs Media, LP. On October 2, 2009, LIN Television acquired Red McCombs Media, LP, an online advertising and media services company based in Austin, TX, which was rebranded as “LIN Digital” in the first quarter of 2013. In connection with the acquisition, we entered into an incentive compensation arrangement with certain key members of management. The arrangement provided payments to those employees based on a computation of EBITDA generated by LIN Digital during 2012. During the second quarter of 2013, we paid $8.9 million related to this incentive compensation arrangement.

•
Contract termination costs. In December 2013, we terminated an agreement with a service provider that provided national sales representation and made a payment of $5.4 million to exit our agreement prior to its expiration. Concurrent with the termination of the agreement, we released $1.5 million of deferred credits associated with the terminated contract. The amount of the one-time termination payment, offset by the release of the deferred credits has been reflected as contract termination costs in our consolidated statement of operations for 2013.

Investing activities
Cash used in investing activities has primarily been, and will primarily be affected by, among other things, the following:

•
Acquisition of majority interest in Dedicated Media and HYFN.  In April 2013, LIN Television acquired a 60% interest (calculated on a fully diluted basis) in Dedicated Media for $5.8 million and a 50.1% interest (calculated on a fully diluted basis) in HYFN for $7.2 million. In connection with these acquisitions, we may be required to purchase the remaining outstanding shares of Dedicated Media and HYFN in 2015 and 2016, respectively, if certain financial targets as defined in each applicable purchase agreement are met. Our maximum potential obligation under the Dedicated Media and HYFN agreements is $26 million, and $62.4 million, respectively. However, we estimate that our total obligation will not exceed $45 million in the aggregate between 2015 and 2016. For further information see Note 2 — “Acquisitions” to our consolidated financial statements.

•
Capital expenditures.  Capital expenditures increased $1.1 million to $29.4 million, and increased $8.2 million to $28.2 million, for the years ended December 31, 2013 and 2012, respectively, compared to the respective prior year. We anticipate capital expenditures of approximately $25 million during the year ended December 31, 2014, which we expect to fund using cash flows from operations.

•
Acquisition of Federated Media. On February 3, 2014, LIN Digital Media LLC, a wholly owned subsidiary of LIN Television, acquired 100% of the capital stock of Federated Media Publishing, Inc. ("Federated Media"). Federated Media is a digital content and conversational marketing company that leverages the relationships and content from its publishing network to deliver contextually relevant advertising and conversational and engagement tools that reach agencies’ and brands’ targeted audiences across digital and social media platforms. The purchase price totaled $22.4 million plus an adjustment for working capital delivered at closing and was funded from cash on hand and amounts drawn on our revolving credit facility. For further information see Note 2 — “Acquisitions” to our consolidated financial statements.

Financing activities
Cash used in financing activities was primarily affected by, among other things, the following:

•
Incremental Facility.  On February 12, 2013, we entered into a $60 million, 5 year incremental term loan pursuant to the Credit Agreement governing LIN Television's senior secured credit facility. The proceeds of the incremental facility, as well as cash on hand and cash from revolving borrowings, were used to fund the $100 million transferred to SVH in the JV Sale Transaction.

We believe that our cash flows from current operations, together with available borrowings under our senior secured credit facility, will be sufficient to meet our anticipated cash requirements for the next 12 months, and beyond. These cash requirements include working capital, state and federal income taxes, capital expenditures, and scheduled interest and principal payments. For our long-term liquidity needs, in addition to the sources described above, we may rely upon, among other things, the issuance of long-term debt, the issuance of equity, or other financing sources available to us. Volatility and disruption of the capital and credit markets could impact our ability to access such sources. Anticipated cash payments for our debt and related interest are described below.
Contractual Obligations
The following table summarizes our estimated future contractual cash obligations as of December 31, 2013 (in thousands)(1):

	2014	2015-2016	2017-2018	2019 and thereafter	Total
Principal payments and mandatory redemptions on debt(2)	$17,364	$53,484	$574,105	$301,768	$946,721
Cash interest on debt(3)	53,079	104,231	87,119	50,617	295,046
Program payments(4)	27,119	44,062	3,286	214	74,681
Operating leases(5)	3,860	6,076	4,284	7,062	21,282
Operating agreements(6)	41,216	43,994	9,473	77	94,760
Deferred compensation payments(7)	130	317	115	453	1,015
Total	$142,768	$252,164	$678,382	$360,191	$1,433,505
_______________________________________________________________________________

(1)
The amounts included in the table above do not include contingent payments for the remaining outstanding shares of Dedicated Media and HYFN. For additional information regarding these contingent payments, see Note 2 - "Acquisitions."

(2)
An additional $25 million was outstanding on our revolving credit facility as of the date of this report and is not reflected in our balance sheet as of December 31, 2013. We are obligated to make mandatory quarterly principal payments and to use proceeds of asset sales not reinvested to pay-down the term loans under our senior secured credit facility. We are also obligated to repay in full our Senior Notes at maturity as described in Item 1A. "Risk Factors—We may not be able to refinance all or a portion of our indebtedness or obtain additional financing on satisfactory terms."

(3)
We have contractual obligations to pay cash interest on our senior secured credit facility and on our Senior Notes through April 15, 2018 and January 15, 2021, as well as commitment fees of 0.375% on our revolving credit facility, as described in "Description of Indebtedness".

(4)
We have entered into commitments for future syndicated news, entertainment, and sports programming. We have recorded $6.3 million of program obligations as of December 31, 2013 and have unrecorded commitments of $68.4 million for programming that is not available to air as of December 31, 2013.

(5)	We lease land, buildings, vehicles and equipment under non-cancelable operating lease agreements.

(6)
We have entered into a variety of agreements for services used in the operation of our stations including ratings services, consulting and research services, news video services, news weather services, marketing services and other contracts under non-cancelable operating agreements.

(7)	Includes scheduled payments to certain employees covered under our deferred compensation plans.
The above table excludes future payments for our defined benefit retirement plans, deferred taxes, uncertain tax positions, and executive compensation, with the exception of scheduled deferred compensation payments detailed above, because their future cash outflows are uncertain. For additional information regarding our financial commitments as of December 31, 2013 see Note 7—"Debt", Note 10 —"Retirement Plans" and Note 13 —"Commitments and Contingencies" to our consolidated financial statements.
Summary of Cash Flows
The following table presents summarized cash flow information (in thousands):

	Year Ended December 31,
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Net cash provided by operating activities	$48,967	$146,699	$62,660	$(97,732)	$84,039
Net cash used in investing activities	(139,370)	(104,259)	(289,180)	(35,111)	184,921
Net cash provided by (used in) financing activities	56,621	(14,190)	232,929	70,811	(247,119)
Net (decrease) increase in cash and cash equivalents	$(33,782)	$28,250	$6,409	$(62,032)	$21,841
       Net cash provided by operating activities decreased $97.7 million to $49 million for the year ended December 31, 2013 compared to cash provided by operating activities of $146.7 million for the prior year. The decrease is primarily attributable to an $81.1 million decrease in operating income as well as an increase in cash outflows related to working capital of $9.2 million and an increase in cash interest expense of approximately $8.9 million.
Net cash provided by operating activities increased $84.0 million to $146.7 million for the year ended December 31, 2012, compared to cash provided by operating activities of $62.7 million for the prior year. The increase was primarily attributable to an $82 million increase in operating income as compared to the year ended December 31, 2011.
        Net cash used in investing activities increased $35.1 million to $139.4 million for year ended December 31, 2013, compared to cash used in investing activities of $104.3 million for the year ended December 31, 2012. Net cash used in investing activities during the year ended December 31, 2013 was comprised primarily of the $100 million capital contribution made to the joint venture in February 2013 in connection with the JV Sale Transaction as well as capital expenditures of $29.4 million and payments made for the acquisitions of HYFN and Dedicated Media of $10.1 million (net of cash acquired).
Cash used in investing activities for the year ended December 31, 2012 decreased $184.9 million to $104.3 million. The decrease was primarily attributable to a decrease in restricted cash that had been placed on irrevocable deposit as of December 31, 2011 and was subsequently used to fund the aggregate redemption price of our 6 1/2% Senior Subordinated Notes in January 2012. The decrease in restricted cash was partially offset by payments of $358.5 million (net of cash acquired) for the acquisition of the New Vision and ACME television stations in 2012.
        Net cash provided by financing activities was $56.6 million for the year ended December 31, 2013, compared to net cash used in financing activities of $14.2 million for the prior year. The difference is primarily attributable to an increase of $47.7 million in proceeds from long term debt, net of cash payments, as well as a decrease in cash outflows of $9.6 million and $11.4 million related to debt financing costs and the purchase of treasury stock, respectively, which occurred during the year ended December 31, 2012.
Net cash used in financing activities was $14.2 million for the year ended December 31, 2012, compared to net cash provided by financing activities of $232.9 million for the prior year. The increase is primarily attributable to the redemption of $252 million of our Senior Subordinated Notes during 2012, partially offset by a decrease in proceeds from borrowings under our senior secured credit facility as further described in "Description of Indebtedness".

Description of Indebtedness
Debt consisted of the following (in thousands):

	December 31,
	2013	2012
Senior Secured Credit Facility:
Revolving credit loans	$5,000	$—
$118,750 and $125,000 Term loans, net of discount of $345 and $435 as December 31, 2013 and December 31, 2012, respectively	118,405	124,565
$314,200 and $257,400 Incremental term loans, net of discount of $1,684 and $2,020 as of December 31, 2013 and December 31, 2012, respectively	312,516	255,380
8 3/8% Senior Notes due 2018	200,000	200,000
6 3/8% Senior Notes due 2021	290,000	290,000
Capital lease obligations	14,604	14,881
Other debt	4,167	5,401
Total debt	944,692	890,227
Less current portion	17,364	10,756
Total long-term debt	$927,328	$879,471
Total debt	$944,692	$890,227
Cash and cash equivalents	(12,525)	(46,307)
Consolidated net debt(1)	$932,167	$843,920
_______________________________________________________________________________

(1)
Consolidated net debt is a non-GAAP financial measure, and is equal to total debt less cash and cash equivalents. Beginning in 2012, for the purpose of our debt covenant calculations, our senior credit facility permits a maximum of $45 million in unrestricted cash and cash equivalents to be offset against total debt in arriving at consolidated net debt. For purposes of the table above, we have subtracted the total balance of our cash and cash equivalents in arriving at consolidated net debt. Consolidated net debt provides investors with useful information about our financial position, and is one of the financial measures used to evaluate compliance with our debt covenants.

Senior Secured Credit Facility
Our senior secured credit facility is comprised of a six-year, $125 million tranche A term loan and a five-year, $75 million revolving credit facility, and bears interest at a rate based on, at our option, either a) the LIBOR interest rate, or b) the ABR rate, which is an interest rate that is equal to the greatest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1 percent, and (iii) the one-month LIBOR rate plus 1%. In addition, the rate we select also bears an applicable margin based upon our Consolidated Senior Secured Leverage Ratio, currently set at 2.75% and 1.75% for LIBOR based loans and ABR rate loans, respectively. Following the issuance of this report during the first quarter of 2014, these rates will be 3% and 2% for LIBOR based loans and ABR rate loans, respectively. Lastly, the unused portion of the revolving credit facility is subject to a commitment fee based upon our Consolidated Senior Secured Leverage Ratio, currently set at 0.375% and will increase to 0.50% following the issuance of this report during the first quarter of 2014 for both LIBOR based loans and ABR rate loans.
Our senior secured credit facility also includes a seven-year, $260 million tranche B incremental term loan facility and a $60 million tranche B-2 incremental term facility that was funded on February 12, 2013 in connection with the JV Sale Transaction, each of which is subject to the terms of our Credit Agreement. Borrowings under the incremental term loan facility were used (i) to pay the call price for our redemption of all of our remaining 6 1/2% Senior Subordinated Notes, as described below, and (ii) to pay accrued interest, fees and expenses associated with the redemption. Borrowings under the incremental term loan facility bear interest at a rate based, at our option, on an adjusted LIBOR rate, plus an applicable margin of 3%; or an adjusted Base Rate, plus an applicable margin of 2%; provided that the adjusted LIBOR rate and the adjusted Base Rate shall at no time be less than 1% and 2%, respectively.
On December 24, 2012, we entered into an amendment to our Credit Agreement which (1) replaced our $257.4 million tranche B term loan maturing in December 2018 with a new tranche B term loan of the same maturity which bears interest at a reduced rate and (2) made certain other changes to the Credit Agreement, including changes to the financial covenants therein that are favorable to LIN Television and its affiliates and (3) extended the maturity for a $60 million tranche of our revolving credit facility to October 2017 and on May 9, 2013, we extended the maturity date of the remaining $15 million tranche of our revolving credit facility to October 2017. We paid customary fees and expenses in connection with the closing of these amendments. As a result of these amendments, we recorded a loss on extinguishment of debt of $1.2 million associated with a write-down of deferred financing fees and unamortized discount to our consolidated statement of operations during the three months ended December 31, 2012.
The terms of the Credit Agreement provide for customary representations and warranties, affirmative and negative covenants (including financial covenants), and events of default. The Credit Agreement also provides for the payment of customary fees and expenses by us. The senior secured credit facility can be accelerated upon events of default and require the term loans to be prepaid under certain circumstances with amounts determined by reference to the proceeds from certain asset sales (subject to reinvestment rights), the incurrence of certain indebtedness and a percentage of annual excess cash flow.
The senior secured credit facility ranks senior in right of payment to our existing and future subordinated indebtedness. LIN LLC and certain of our existing, or hereafter created or acquired, domestic subsidiaries guarantee the credit facilities on a senior basis. LIN Television and each of our subsidiary guarantors have granted a security interest in all or substantially all of our assets to secure the obligations under the senior secured credit facility, and LIN LLC has granted a security interest in its capital stock of LIN Television to secure such obligations.
Our senior secured credit facility permits us to prepay loans and to permanently reduce the revolving credit commitments, in whole or in part, at any time. We are also obligated to make mandatory quarterly principal payments. In addition, our senior secured credit facility restricts the use of proceeds from asset sales not reinvested in our business and the use of proceeds from the issuance of debt (subject to certain exceptions), which must be used for mandatory prepayments of principal of the term loans.
The Credit Agreement governing our senior secured credit facility also requires on an annual basis, following the delivery of our year-end financial statements, and commencing after the year ended December 31, 2012, mandatory prepayments of principal of the term loans based on a computation of excess cash flow for the preceding fiscal year, as more fully described in the Credit Agreement. However, based on the excess cash flow computation for the year ended December 31, 2013, we will not be required to make such prepayments during the year ending December 31, 2014.
The incremental term loan facility is a senior secured obligation and ranks senior in right of payment to our existing and future subordinated indebtedness. The incremental term loan facility is guaranteed and secured on the same basis as the other credit facilities under the Credit Agreement. If we do not refinance, redeem or discharge our 8 3/8% Senior Notes on or prior to January 15, 2018, then, in such event, the maturity of the incremental term loan facility will be accelerated from December 21, 2018 to January 15, 2018.
The following table summarizes certain key terms including the LIBOR-based borrowing rates of our senior secured credit facility as of December 31, 2013 (in thousands):

	Credit Facility
	Revolving Facility	Term Loans	Incremental Term Loans
Final maturity date	10/26/2017	10/26/2017	12/21/2018
Available balance as of December 31, 2013	$70,000	$—	$—
Interest rates as of December 31, 2013:
Interest rate	0.17%	0.17%	1.00%
Applicable margin	2.75%	2.75%	3.00%
Total	2.92%	2.92%	4.00%
2009 Senior Secured Credit Facility
During the year ended December 31, 2011, we recorded a loss on extinguishment of debt of $0.2 million consisting of a write-down of deferred financing fees related to the revolving credit facility and term loans under our 2009 senior secured credit facility.
8 3/8% Senior Notes

8 3/8% Senior Notes
Final maturity date	4/15/2018
Annual interest rate	8.375%
Payable semi-annually in arrears	April 15th
October 15th

Our 8 3/8% Senior Notes are unsecured but rank equally in right of payment with all senior secured indebtedness and senior to all subordinated indebtedness.
The indenture governing our 8 3/8% Senior Notes contains covenants limiting our ability and the ability of our restricted subsidiaries to, among other things, incur certain additional indebtedness and issue preferred shares; make certain dividends, distributions, investments and other restricted payments; sell certain assets; agree to any restrictions on the ability of restricted subsidiaries to make payments to us; create certain liens; merge, consolidate or sell substantially all of our assets; and enter into certain transactions with affiliates. These covenants are subject to certain exceptions and qualifications. The indenture also has change of control provisions which may require our Company to purchase our 8 3/8% Senior Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest. Additionally, if we sell assets under certain circumstances, we will be required to make an offer to purchase our 8 3/8% Senior Notes at their face amount, plus accrued and unpaid interest, if any, through the purchase date.
6 3/8% Senior Notes

6 3/8% Senior Notes
Final maturity date	1/15/2021
Annual interest rate	6.375%
Payable semi-annually in arrears	January 15th
July 15th
On October 12, 2012, we completed the issuance and sale of $290 million in aggregate principal amount of our 6 3/8% Senior Notes. The net proceeds of our 6 3/8% Senior Notes were used to fund the remaining purchase price for the acquisition of the New Vision stations as further described in Note 2—"Acquisitions" to our consolidated financial statements.
Our 6 3/8% Senior Notes are unsecured but rank equally in right of payment with all senior secured indebtedness and senior to all subordinated indebtedness.
The indenture governing our 6 3/8% Senior Notes contains covenants limiting our ability and the ability of our restricted subsidiaries to, among other things, incur certain additional indebtedness and issue preferred shares; make certain dividends, distributions, investments and other restricted payments; sell certain assets; agree to any restrictions on the ability of restricted subsidiaries to make payments to us; create certain liens; merge, consolidate or sell substantially all of our assets; and enter into certain transactions with affiliates. These covenants are subject to certain exceptions and qualifications. The indenture also has change of control provisions which may require our Company to purchase our 6 3/8% Senior Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest. Additionally, if we sell assets under certain circumstances, we will be required to make an offer to purchase our 6 3/8% Senior Notes at their face amount, plus accrued and unpaid interest, if any, through the purchase date.
6 1/2% Senior Subordinated Notes and 6 1/2% Senior Subordinated Notes—Class B
During the year ended December 31, 2012, we redeemed $252 million of our 6 1/2% Senior Subordinated Notes. The redemption of these notes, at par, was funded in part by proceeds from the term loan, incremental term loan, the revolving credit facility and cash on hand. As a result of these redemptions, during the year ended December 31, 2012, we recorded a loss on extinguishment of debt of $2.1 million associated with a write-down of deferred financing fees and unamortized discount to our consolidated statement of operations.
Capital Lease Obligations
As part of the transactions further described in Note 2—"Acquisitions," to our consolidated financial statements we assumed $15.1 million in capital lease obligations related to land, buildings, vehicles and equipment. These leases mature over a period of four to nineteen years and are payable in monthly installments. The amortization related to the capital lease obligations is recorded within depreciation. The total outstanding balance of these capital lease obligations was $14.6 million as of December 31, 2013. LIN Television fully and unconditionally guarantees these lease obligations.
Other Debt
During the year ended December 31, 2012, Vaughan, a consolidated VIE, entered into a term loan with an unrelated third party in an original principal amount of $4.6 million to fund a portion of the purchase price for the television stations from PBC that were acquired by Vaughan. This term loan matures in equal quarterly installments through October 2017. LIN Television fully and unconditionally guarantees this loan.

During the year ended December 31, 2012, KASY, a consolidated VIE, entered into a term loan with an unrelated third party in an original principal amount of $1.7 million to fund a portion of the purchase price for the acquisition of certain assets of KASY-TV, KRWB-TV, and KWBQ-TV. This term loan matures in equal quarterly installments through December 2017. LIN Television fully and unconditionally guarantees this loan.
During the year ended December 31, 2011, WBDT, a consolidated VIE, entered into a term loan with an unrelated third party in an original principal amount of $0.9 million to fund a portion of the purchase price for the acquisition of certain assets of WBDT-TV. This term loan matures in equal quarterly installments through May 2016. LIN Television fully and unconditionally guarantees this loan.
Repayment of Principal
The following table summarizes scheduled future principal repayments on our debt agreements (in thousands):

	Revolving Facilities		Term Loans	Incremental Term Loans	8 3/8% Senior Notes	6 3/8% Senior Notes	Capital Leases	Other Debt	Total
Final maturity date	10/26/2017		10/26/2017	12/21/2018	4/15/2018	1/15/2021	Various	Various
2014	$—		$12,500	$3,200	$—	$—	$502	$1,162	$17,364
2015	—		18,750	3,200	—	—	528	1,162	23,640
2016	—		25,000	3,200	—	—	620	1,024	29,844
2017	5,000	(1)	62,500	3,200	—	—	577	819	72,096
2018	—		—	301,400	200,000	—	609	—	502,009
2019 and thereafter	—		—	—	—	290,000	11,768	—	301,768
Total	$5,000		$118,750	$314,200	$200,000	$290,000	$14,604	$4,167	$946,721
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(1)	An additional $25 million was drawn on our revolving credit facility during January and February 2014 and is not reflected in our balance sheet as of December 31, 2013.
The fair values of our long-term debt are estimated based on quoted market prices for the same or similar issues (Level 2 of the fair value hierarchy). The carrying amounts and fair values of our long-term debt were as follows (in thousands):

	December 31, 2013		December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Revolving credit loans	$5,000	$5,000	$—	$—
Term loans	430,921	432,105	379,945	380,599
Senior notes	490,000	512,983	490,000	524,500
Other debt	4,167	4,167	5,401	5,401
Total	$930,088	$954,255	$875,346	$910,500
Future Program Rights Agreements
We record program rights agreements on our balance sheet on the first broadcast date the programs are available for air. As a result, we have commitments for future program rights agreements not recorded on our balance sheet as of December 31, 2013 of $68.4 million, as detailed in Note 13 —"Commitments and Contingencies" to our consolidated financial statements.